Suite 920 - 475 West Georgia Street Tel: 1-604-689-7317 Vancouver, BC, Canada V6B 4M9 Fax: 1 604-688-0094 www.lunagold.com

Alberta Securities Commission
British Columbia Securities Commission

Dear Sirs:

Re:       Luna Gold Corp. (the "Company") - Change of Auditor

In respect of the above-captioned matter, we attached hereto for filing with your office the reporting package consisting of the following documents:

  Notice of Change of Auditor

  Letter from Staley, Okada & Partners, Chartered Accountants (the successor auditor); and

  Letter from KPMG LLP, Chartered Accountants (the former auditor).

We trust you will find the enclosed to be in order.

Yours truly,

LUNA GOLD CORP.

Joanna Lo

JOANNA LO

JSL

Enclosures

Cc:     Staley, Okada & Partners
          Attention: Adam Kniec

Cc:     KPMG, LLP
          Attention: Phil Dowad